EXHIBIT 10.3(A)

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made as of the fifth day of August, 1998 BETWEEN:

(1) PHARMACEUTICAL MARKETING SERVICES INC. (hereinafter the "Company" or "PMSI"), a Delaware Corporation with offices at 45 Rockefeller Plaza, Suite 912, New York, New York; and

(2) DENNIS M. J. TURNER, an individual residing at 34 Chester Terrace, London NW1 4ND, England (the "Executive").

                                   WITNESSETH:

          WHEREAS, Executive served continuously as Chief Executive Officer of Walsh International Inc. ("Walsh"), the predecessor-in-interest to the Company, from June 1988 until the carve-out of the Company from Walsh in December 1991; and as Chief Executive Officer of the Company thereafter pursuant to a Support Service Agreements between the Company and Walsh and between the Company and Source Informatics Inc. ("Source") after its spin-off by Walsh on April 16, 1996 (the "Spin-Off"); and

          WHEREAS, pursuant to various agreements fully described in the Company's Proxy Statement dated 14 November 1997, Source was sold to National Data Corporation in a three party transaction to which the Company was a party, effective on December 15, 1997 (the "Source Sale"); and

          WHEREAS, effective as of the Source Sale, the Executive was asked by the Board of Directors of the Company to continue to serve as its Chief Executive Officer; and

          WHEREAS, on August 5, 1998 the Company sold substantially all of its assets and business outside the United States to a third party; and

          WHEREAS, the Company wishes to assure itself of the continued availability of the services of the Executive in the capacity of Chief Executive Officer and to that end desires to enter into an employment agreement with Executive upon the terms and conditions set forth herein; and

          WHEREAS, Executive is willing to enter into such an employment agreement under the terms and conditions stated hereinafter.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto mutually covenant and agree as follows:



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1.       COMMENCEMENT AND TERM

1.1 The Company shall employ Executive in the capacity of Chief Executive Officer under and subject to the terms and conditions set forth in this Agreement.

1.2 Executive's employment with the Company commenced on December 21, 1991 but, for purposes of determining Executive's length of service, Executive shall be credited with his continuous employment from January 1, 1987 with Pharminfo Advisors Limited, (which became a subsidiary of Walsh, on June 23, 1988) and subsequently with Source Informatics Inc. until the Source Sale and the concurrent commencement of Executive's direct employment by the Company pursuant to this Agreement.

1.3 The employment of Executive shall (subject to the provisions of Clauses 1 and 10) be for an indefinite term, provided that the employment of Executive may be terminated by the Company or Executive at any time in accordance with Clause 10 hereinafter.

2.       OBLIGATIONS DURING EMPLOYMENT

2.1 The Executive shall during the continuance of his employment:

         2.1.1 Serve the Company to the best of his ability in the capacity of Chief Executive Officer;

         2.1.2 Faithfully and diligently perform such duties and exercise such powers consistent with his office, subject to the direction of the Board of Directors;

         2.1.3 Do all in his power to protect, promote, develop, and extend the business interests and reputation of the Company;

         2.1.4 At all times and in all respects conform to and comply with the lawful and reasonable directions of the Board of Directors including all authority levels and procedures from time to time specified by the Board of Directors;

         2.1.5 Perform such related duties with respect to the business and operations of the Company and the Associated Companies which from time to time require Executive's presence outside the United Kingdom;

         2.1.6 Promptly give to the Board of Directors (in writing if so requested) all such information, explanations and assistance as it may require in connection with the business and affairs of the Company and any Associated Company;

         2.1.7 If and so long as the Board of Directors so directs, perform and exercise the said duties and powers on behalf of any Associated Company;



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         2.1.8    Provide to the Associated Companies responsible for doing the
                  Business of the Company in the Territory, in his capacity as Chief Executive Officer, executive services in the planning, organization, management and control of that business. In this regard, meet with management of the Associated Companies in the Territory to:

                  (i) analyze and appraise the operations and performance of the PMSI Group and the PMSI Group management in the Territory to determine compliance with long-range goals, plans and programs;

                  (ii) advise and consult on trends in the pharmaceutical and healthcare industries and participate in the formulation of plans and business goals for the individual Operating Companies and the PMSI Group;

                  (iii) advise and assist in the development of an effective organization in the staffing and management of the employees of the business; and

                  (iv) direct the development and monitoring of plans to implement new business opportunities, including acquisitions, mergers, new produce start-ups and developments;

         2.1.9 Unless prevented by sickness, injury or other incapacity, or as specified in Clause 16.5 hereinafter, or as otherwise agreed by the Board of Directors, work under the terms of this Agreement for a period of up to one hundred forty (140) days per year and, during said period, devote the appropriate and necessary time and attention during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the performance of his duties and the business and affairs of the Company and any Associated Company for which he is required to perform duties; provided, however, that, Executive shall not be required to spend more than one hundred ten (110) days (as 'days' are defined for tax residency by the Internal Revenue Service Code) in the United States in any calendar year; and

         2.1.10 Travel from time to time as may be required in connection with the business of the Company and any Associated Company for which he is required to perform duties; provided, however, that Executive shall not be required, without his written consent to (i) relocate from his principal residence in London, England to perform services under this Agreement or
                  (ii) perform any services or duties whatsoever under this Agreement in the United Kingdom.

3.       RENUMERATION

3.1 The Company shall pay to the Executive during the continuance of his employment a salary (which shall accrue from day to day) at the rate of two hundred fifty thousand dollars ($250,000) per annum. The salary shall be payable in equal monthly installments in arrears or as otherwise determined by the Company on a company-wide basis.

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3.2      As further remuneration the Executive shall be entitled to an annual bonus based upon the achievement of performance criteria established by the Board of Directors. The amount of the bonus for the achievement of 100% of targeted performance will be 75 % of the Executive's then annual base salary and will be prorated as determined by the Board for any shortfall in achieving agreed objectives.

3.3 The salary and bonus shall be reviewed from time to time and the rates thereof may be increased by the Company with effect from any such review date.

4.       INSURANCE, PENSION SCHEME AND OTHER BENEFITS

4.1 At all times during the term of this Agreement, the Company shall provide Executive, and where appropriate his dependents, with insurance (including accidental death insurance, medical and dental expense insurance, permanent health and disability insurance, and travel insurance), pension benefits as hereinafter described, and such other benefits of the Company enjoyed by or made available to other senior executive officers of the Company to the extent that the Executive qualifies under the eligibility provisions of any such plan or scheme, as presently in effect or as they may be modified from time to time.

4.2 The Company shall make regular monthly payments into a pension plan established by the Company for the benefit of Executive in an amount each year of not less than fifteen percent (15 %) of the Executive's aggregate annual cash compensation. In the event that, at the date of execution of this Agreement, Executive's pension has not been fully funded from January 1, 1991, as aforesaid, the Company shall make payments into the pension plan, in such amounts as to ensure that said pension is fully funded on or before December 31, 1998.

4.3 At all times during the term of this Agreement, the Company, acting either directly or through an Associated Company, shall maintain in force a life insurance policy on behalf of Executive in the amount of $1,000,000, the beneficiaries of which will be designated by Executive.

5.       EXPENSES

5.1 The Company shall during the continuance of Executive's employment reimburse him all reasonable and appropriate travel and accommodations (which shall include first class air travel), entertainment and other similar out-of-pocket expenses actually incurred or expended by him in the performance of his duties hereunder. Such reimbursement shall include membership fees in the Lotos Club or another similar private




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         club providing temporary residential accommodations during visits to
         New York, on the basis that such club is utilized primarily for company-related matters.

5.2 Except where specified to the contrary, all expenses shall be reimbursed on a monthly basis subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect for which he claims reimbursement.

6.       VACATIONS AND HOLIDAYS

6.1 The Executive shall (in addition to the usual public holidays) be entitled during the continuance of his employment to eighteen (18) working days' paid vacation in each calendar year.

6.2 Except in circumstances approved by the Board, the Executive shall not be permitted to carry forward accumulated, unused vacation entitlement in excess of eighteen (18) days from one calendar year to the next.

6.3 Upon the termination of his employment for any reason, the Executive's entitlement to accrued vacation pay (which accrues at the rate of one and one half (1 1/2) days per month) shall be calculated on a pro rata basis in respect of each completed month of service in the vacation year in which his employment terminates which shall be added any vacation carryover entitlement accumulated in the previous year pursuant to Clause 6.2 above, and the appropriate amount shall be paid to the Executive; provided that if the Executive shall have taken more days' vacation than his accrued entitlement the Company is hereby authorized to make an appropriate deduction from the Executive's final salary payment.

7.       INCAPACITY

7.1 Subject to his compliance with the Company's procedures relating to the notification and certification of periods of absence from work, the Executive shall continue to be paid his salary and all other emoluments specified in Clauses 3, 4 and 5 hereinabove (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any periods of absence from work due to sickness, injury or other incapacity for a minimum of 26 weeks in aggregate in any period of 52 consecutive weeks.

7.2 If the Executive shall have been absent from work due to sickness, injury or other incapacity for a continuous period of 26 weeks or more, the Company shall have the right to terminate his employment pursuant to Clause 10.4 hereinafter and, in such event, Executive shall receive such benefits (if any) as are available to him under the terms of the applicable plan referred to in Clause 4.1 and the other benefits specified in Clause 10.4.


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8.       INTELLECTUAL PROPERTY

8.1 Subject to applicable law, if at any time in the course of his employment, the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Associated Company he shall immediately disclose full details of such Intellectual Property to the Company and at the request and expense of the Company he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

8.2 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Clause and in favor of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause shall be conclusive evidence that such is the case.

8.3 All rights and obligations under this Clause 8 in respect of Intellectual Property made or discovered by the Executive during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Executive's personal representatives.

9.       CONFIDENTIALITY

9.1 The Executive shall not (other than in the proper performance of his duties or without the prior written consent of the Company or unless ordered by a court of competent jurisdiction) at any time either during the continuance of his employment or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company any confidential information relating to the Company or any Associated Company which may come to his knowledge in the course of his employment and the Executive shall during the continuance of his employment use his best endeavors to prevent the unauthorized publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the default of the Executive.

9.2 All notes and memoranda of any trade secret or confidential information concerning the business the Company and the Associated Companies or any of its or their suppliers, agents, distributors, clients, customers or others which shall have been acquired, received, or made by the Executive during the course of his employment shall be the property of the Company and shall be surrendered by the Executive to someone duly




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         authorized in that behalf at the termination of his employment or at the request of the Board of Directors at any time during the course of his Employment.

10.      TERMINATION OF EMPLOYMENT

10.1 Termination by the Company Without Cause; Termination by the Executive for Good Reason. The Company may terminate the employment of the Executive at any time without Cause by giving the Executive a Notice of Termination in accordance with Clause 14.2 hereof at least 24 months prior to the effective date of such termination specified in such notice. The executive may terminate his employment by the Company at any time for Good Reason by giving a Notice of Termination to the Company in accordance with Clause 14.2 hereof, and the effective date of such termination shall be determined in accordance with Clause 10.1.3.

         10.1.1 Except as provided in Clause 10.1.2, in the event that the Executive's employment is terminated by the Company Without
                  Cause:

         (a) the Company shall pay to the Executive, within 30 days after the Notice of Termination is given, a lump-sum cash amount equal to (i) two times the sum of (A) his then current annual salary under Clause 3 and (B) 75 % of his then current annual salary under Clause 3 (representing his annual bonus for the achievement of 100% of performance objectives, irrespective of whether performance objectives have been achieved), plus (ii) an additional amount of salary equal to all of the ---- Executive's accrued unused vacation entitlement up to a maximum of thirty six (36) days; plus (iii) the cash equivalent of all emoluments specified hereinabove ---- (except those the Company shall continue to provide pursuant to Clause 10.1.2(b) during the period of twenty four (24) months following the effective date of such termination); plus
                  (iv) a bonus for the then current year equal to 75% of his then current annual salary under Clause 3 (irrespective of whether performance objectives have been achieved); provided, however, that in the event of a termination for Good Reason pursuant to Clause 16.1.8(b), the annual salary used for computation under this Clause 10.1.1 (a) shall be the one in effect prior to the reduction referred to in Clause 16.1.8(b). Executive shall have the right to request and receive the aggregate lump sum payment comprising subclauses (i), (ii),
                  (iii) and (iv) hereinabove in installments designated by Executive paid over the calendar year of the effective date of termination and the subsequent two calendar years;

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         (b)      for a period of twenty four (24) months after the effective date of such termina tion, the Company shall provide the Executive with pension contributions, life, health, accidental death, disability and other insurance benefits for the Executive and his dependents under the Benefit Plans and such other benefits as are set out in Clauses 4 and 5, at the respective levels of coverage in effect at the time the Notice of Termination is given, or the cash equivalents of the foregoing for the twenty- four month period (less any contribution to such benefits plans made through a payroll deduction charged to the Executive immediately prior to such effective date in respect of any such benefits);

         (c) if requested by Executive, the Company shall take all actions necessary to transfer, if contractually permitted, all life insurance policies to the Executive or his designee to enable Executive and his family and/or beneficiaries to receive, at their own expense, the benefits thereof after the expiration of the thirty six (36) month period referred to in subclause
                  (b) above;

         (d) the Company shall vest as of the effective date of termination pursuant to this Clause 10.1.1 all options granted to the Executive under the Stock Option Plan and allow the Executive a period ending two years after the effective date of the termination of his employment within which to exercise such options.

         10.1.2 Notwithstanding the other provisions of this Clause 10.1, in the event that (x) the Company terminates the Executive's employment Without Cause in anticipation of, or pursuant to, a Notice of Termination delivered to the Executive within two years after a Change in Control, or (y) the Executive terminates his employment for any reason (other than due to his death or disability, as defined below) within two years after a Change in Control:

         (a) the Company shall pay to the Executive, within 30 days after the Notice of Termination is given, a lump-sum cash amount equal to (i) three times the sum of (A) his then current annual salary under Clause 3 and (B) 75% of his then current annual salary under Clause 3 (representing his annual bonus for the achievement of 100% of performance objectives, irrespective of whether performance objectives have been achieved), plus (ii) an additional amount of salary equal to all of the Executive's accrued unused vacation entitlement up to a maximum of thirty six (36) days; plus (iii) the cash equivalent of all emoluments specified herein above (except those the Company shall continue to provide pursuant to Clause 10.1.2(b) during the period of thirty six (36) months following the effective date of such termination; plus (iv) a bonus for the then current year equal to 75% of his then current annual salary under Clause 3 (irrespective of whether performance objectives have been achieved); provided, however, that in the event of a termination for Good Reason pursuant to Clause 16.1.8(b), the annual used for computation under this (Clause 10.1.2(a) shall be the one in effect prior to the reduction referred to in Clause 16.1.8(b). Executive shall have the right to request and receive the aggregate lump sum payment comprising subclauses (i), (ii), (iii) and (iv) hereinabove in installments designated by Executive paid over the calendar year of the effective date of termination and the subsequent two calendar years;


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         (b)      for a period of thirty six (36) months after the effective date of such termination, the Company shall provide the Executive with pension contributions, life, health, accidental death, disability and other insurance benefits for the Executive and his dependents under the Benefit Plans and such other benefits as are set out in Clauses 4 and 5, at the respective levels of coverage in effect at the time the Notice of Termination is given, or the cash equivalents of the foregoing for the thirty-six month period (less any contribution to such benefits plans made through a payroll deduction charged to the Executive immediately prior to such effective date in respect of any such benefits);

         (c) if requested by Executive, the Company shall take all actions necessary to transfer, if contractually permitted, all life insurance policies to the Executive or his designee to enable Executive and his family and/or beneficiaries to receive, at their own expense, the benefits thereof after the expiration of the thirty six (36) month period referred to in subclause
                  (b) above;

         (d) the Company shall vest as of the time of such Change in Control all options granted to the Executive under the Stock Option Plan and allow the Executive a period ending two years after the effective date of the termination of his employment within which to exercise such options.

         10.1.3 Except as provided in Clause 10.1.2 pursuant to a Change in Control, in the event that the Executive terminates his employment for Good Reason, he shall have the rights and receive the benefits to which he would be entitled if the Company had terminated his employment without Cause under
                  Section 10.1.1. The effective date of the Executive's termination of his employment pursuant to this Clause 10.1.3 shall be the date that would have been the effective date had the Company terminated the Executive without cause pursuant to Clause 10.1 on the same date.

10.2 Termination by the Company for Cause: Termination by the Executive Without Good Reason. The Company may at any time terminate the Executive's employment for Cause by giving the Executive a Notice of Termination in accordance with Clause 14.2 and, if applicable, after complying with Clause 16.1.5 hereof. The Executive may at any time terminate his employment with the Company in accordance with Clause
         14.2 hereof by giving notice at least 12 months prior to the effective date of such termination specified in such notice. In the event of a termination by the Company for Cause or by the Executive without Good Reason (except in the case where the Executive so terminates his employment within two years after a Change in Control, as provided in Clause 10.1.2), the Executive shall be entitled to receive any unpaid amount of his then current salary (including unused vacation entitlements pursuant to Clause 6.3) through the effective date of such termination, as well as any other benefits which shall have vested and become payable to him under the Benefit Plans as of such effective date.




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10.3     Retirement. The employment of the Executive shall terminate automatically upon his retirement. "Retirement" shall mean a termination of the Executive's employment initiated by the Executive, other than for Good Reason, whereby the Executive is entitled to receive an immediately payable benefit, including any applicable early retirement benefit, under any other pension or retirement plan then generally applicable to its salaried employees or under any retirement arrangement established with respect to the Executive with his prior written consent; in either case, whether or not the Executive commences to receive such benefit at the time of such termination. In the event of the termination of the Executive's employment pursuant to his retirement, the Executive shall be entitled to any other benefits which shall have vested and become payable to him under the Benefit Plans as of the effective date of such Retirement or to which the Executive is otherwise entitled upon his Retirement under any Benefit Plan or other policy or program of the Company or any Associated Company in accordance with the respective terms of such Benefit Plan, policy or program.

10.4     Death or Disability

         10.4.1 Disability. Subject to the requirements of the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended and/or any other legislation applicable to the Executive's employment by the Company, the Company may terminate employment of the Executive, by giving him a Notice of Termination not less than six months prior to the effective date of such termination specified in such notice, if the Executive shall have been absent from work due to sickness, injury or other incapacity for more than 183 days in the Aggregate during any period of 12 consecutive months or if, in the opinion of a physician or other appropriate expert selected by the Company, the Executive is likely to be unable to perform his duties for more than 183 days in the Aggregate during any period of 12 consecutive months; provided, that the Company shall withdraw such notice if during its pendency the Executive returns to full-time work and provides the Company with a certificate from a physician or other appropriate expert reasonably acceptable to the Company stating that he has fully recovered and that no recurrence of such incapacity may reasonably be anticipated, and provided further that if the Executive returns to work after a period of absence which would have entitled the Company to terminate his employment the Company shall, after he has completed a period of three consecutive months at work without further material absence due to such sickness, injury or other incapacity, be deemed to have waived its rights to terminate his employment based on such previous period of absence. Circumstances justifying termination of the Executive's employment by the Company pursuant to this Clause 10.4.1 are referred to herein as "Disability" and while in these circumstances executive is deemed "Disabled".




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         10.4.2   Death. The employment of the Executive by the Company shall terminate automatically upon his death.

         10.4.3 Benefits upon Disability. In the event of termination of employment due to Disability the Company shall (i) continue to pay Executive's salary and bonus for achieving 100% of his performance objectives under Clause 3 and provide the other emoluments and benefits specified hereinabove, including contributions to the pension plan designated by the Executive at the full rate for a period of twelve (12) months from the date of termination hereunder; and (ii) cause the vesting of all of the stock options granted to Executive under the Stock Option Plan and allow the Executive a period of twenty-four
                  (24) months from the effective date of termination within which to exercise such options. In addition, if the Executive's employment is terminated by the Company pursuant to Clause 10.4.1, the Company shall, after the expiration of said twelve (12) month period, (a) continue to provide or arrange for and fund a disability benefit to the Executive in an amount of not less than sixty percent (60%) of his then applicable base salary and (b) contribute to Executives Pension Plan at the level in effect on the effective date of termination for as long as the Executive is Disabled but in no event after the Executive has reached the age of 65; provided, however, that such disability benefit will be reduced to the extent that it duplicates any payments under any disability insurance plan of the company from time to time in effect.

         10.4.4 Benefits upon Death. In the event of a termination of employment due to the death of the Executive, his legal representatives shall be entitled to receive any unpaid amount of his then current salary through the effective date of such termination plus a further three months base salary, as well as any other benefits which shall have vested and become payable to him under the Benefit Plans as of such effective date or to which the Executive is otherwise entitled upon his death under any Benefit Plan or other policy or program of the Company or any associated Company in accordance with the respective terms of such Benefit Plan, policy or program.

10.5 Upon the termination of his employment the Executive, or Executive's legal representative as applicable, shall be entitled to accrued vacation pay pursuant to Clause 6.3.

10.6 Notwithstanding the terms of Clause 2 or any other provision of this Agreement, during any period between the giving of a Notice of Termination and the effective date of termination in accordance with the Clause 10, the Company shall not be under any obligation to provide the Executive with any work and the Company may at any time during such notice period without further notice suspend the Executive and/or exclude him from all or any premises of the Company or any Associated Company, provided, however, that, throughout such notice period, the Company shall not make or give effect to any change in the terms and conditions of the Executive's employment as in effect immediately



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         prior to the Reference Time (as defined below) that would constitute
         Good Reason under any of Paragraphs (b) through (g) of Clause 16.1.8 (regardless of whether his employment is terminated for Good Reason), and the Executive's salary and other contractual, benefits shall continue to be paid or provided by the Company in the manner to effect at the Reference Time. "Reference Time" means the time immediately prior to (i) in the case of a termination for Good Reason, the occurrence that constitutes such Good Reason, or (ii) in all other cases, the giving of the Notice of Termination. At any time during such notice period the Executive shall at the request of the Company immediately resign from office as a Director of the Company and any Associated Company and from other office held by him in the Company or my Associated Company (but without claim to compensation other than as provided under this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Company.

10.7 The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Clause 10, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

10.8 The termination of the Executive's employment for any reason whatsoever shall not operate to terminate this Agreement as an entirety or to adversely affect the respective continuing rights and obligations of the parties under this Agreement, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

10.9 The Executive acknowledges that the Company may have in effect from time to time a written severance plan or policy, which plan or policy is or may be subject to change at the discretion of the Company. The Executive shall not be entitled to any notice, payment in lieu of notice or other severance payments under such plan or policy, but if the notice period (or payment) to which the Executive would have been entitled under such plan or policy as it may then exist is greater than the notice period (or payment in lieu of such notice) to which the Executive would be entitled under this Agreement, then the notice period (and payment in lieu thereof) for termination hereunder shall be deemed to be such greater amounts.

11.      EXECUTIVE COVENANTS

11.1 The Executive acknowledges that during the course of his employment with the Company he will receive and have access to Confidential Information of the Company and its Associated Companies (including without limitation those matters specified in Clause 9.2 of this Agreement, as well as detailed customer lists and information relating to the operations and business requirements of those customers) and accordingly he is willing to enter into the covenants described in Clauses 11.2 and 11.3 in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

11.2 The Executive hereby covenants with the Company that during the term of his employment he will not either directly or indirectly engage or participate in any activity competitive with or adverse to the business or interests of the Company or any of its Associated Companies.

11.3 The Executive hereby covenants with the Company that he will not for the period of 24 months after the Executive's last active day of employment without prior written consent of the Board of Directors, directly or indirectly:

         11.3.1 carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in any line of business in competition with any line of business which is part of the Business of the Group with which the Executive has had involvement and which the Company or any Associated Company is carrying on during the 12 months preceding the Executive's last active day of employment; or

         11.3.2 carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) a business which competes or will complete with any business of the Company or any Associated Company which is planned or contemplated at the date of the Executive's last active day of employment in any country in which the business is planned or contemplated to operate and which plans the Executive has been involved with to a material extent; or

         11.3.3 in connection with the carrying on of any businesses which is in competition with the Business of the Group canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Company or any Associated Company any person, firm or company who or which at the date of the Executive's last active day of employment or at any time during the period of 12 months prior to that data is a supplier, customer or client of the Company or any Associated Company and with whom or which the Executive shall have had dealings during the course of his employment; or

         11.3.4 in connection with the carrying on of any business in competition with the Business of the Group do business with any person, firm or company who or which has at any time during the period of 12 months immediately preceding the date of the Executive's last active date of employment done business with the Company or any Associated Company as a supplier, customer or client or distributor or consultant and with whom or which the Executive shall have had dealings during the course of his employment; or

         11.3.5 solicit, entice away or hire or endeavor to solicit or entice away from the Company or any Associated Company any person who at the date of the Executive's last active day of employment or at any time during the period of six months prior to that date is employed or engaged by the Company or any Associated Company as a head of any business unit, the direct report of such business unit head, or any other key technical, marketing or sales position and with whom the Executive shall have had contact during the course of his employment (whether or not such a person would commit a breach of his contract of employment by so doing).

11.4 The Executive hereby agrees that he will at the cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 11.3 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such country or countries as such Associated Company may reasonably require for the protection of its legitimate business interests.

11.5     Notwithstanding the generality of the covenants contained in Clause
         11.3 those covenants shall apply only with respect to those countries in which the Company or any Associated Company has transacted any business during the 12 months prior to the date of Executive's last active day of employment in which the Executive has been involved.

11.6 Nothing contained herein shall prohibit the Executive from (x) holding directly or through nominees up to two percent of the outstanding stock of any publicly-held and traded company or shares or an equity interest in PERQ/HCI, a majority-owned subsidiary of VNU, a Dutch public company, ("PERQ/HCI"), a company formed as a result of the purchase by VNU of Healthcare Communications Inc. ("HCI"), previously a privately-held corporation organized under the laws of the State of Delaware, solely for investment purposes, or (y) serving as a director of PERQ/HCI, during the continuance of his employment pursuant to this Agreement; provided, however, that if any private company in which Executive directly holds shares is merged with a publicly-held company and, as a result of such merger, Executive's holdings are in excess of two percent of the public entity, such holdings shall not be deemed to have caused a violation of this Agreement.

11.7     The covenants contained in Clauses 11.3.1, 11.3.2, 11.3.3, 11.3.4 and
         11.3.5 are intended to be separate and severable and enforceable as such.

11.8     In the event of a breach of Clauses 11.3.1, 11.3.2, 11.3.3, 11.3.4, or
         11.3.5, the Executive acknowledges that in addition to any other remedies available under law to the Company and any Associated Company, the Company and any Associated Company may be entitled to an injunction enjoining the Executive or any person or persons acting for or with the Executive in any capacity whatsoever from violating any of the terms thereof.

12.      DISCIPLINARY AND GRIEVANCE PROCEDURES

12.1 For statutory purposes there is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behavior.

12.2 If the Executive is not satisfied with any disciplinary decision taken in relation to him he may apply in writing within 14 days of that decision to the Board of Directors whose decision shall be final.

12.3 If the Executive has any grievance in relation to his employment he may raise it in writing with the Board of Directors whose decision shall be final.

13.      ASSIGNMENT

13.1 The Company may assign its rights or delegate its performance, in whole or in part, to any of its Associated Companies; provided that any such assignment or delegation shall not affect the Executive's position with the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company. In the event of any permitted assignment, the Company shall guarantee the performance of this Agreement by the Associated Company.

13.2 This Agreement shall be binding upon and shall inure to the benefit of Executive, his legal representatives and assigns, except that Executive's obligations to perform services under this Agreement are personal and are expressly declared to be non-assignable and non-transferable by him without the consent in writing of the Company.

13.3 In the event of a Change in Control, the Company shall require the successor to the Company as the Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

14.      NOTICES

14.1 Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by facsimile transmission, overnight delivery service or registered or recorded delivery prepaid post (air mail if overseas) addressed to either the Company's registered office for the time being or the Executive's last known address as the case may be.

14.2 Any purported termination of the Executive's employment by the Company or by the Executive shall not be effective unless communicated by written Notice of Termination to the other party hereto in accordance with Clause 14.1 above and the relevant provisions of Clause 10. A Notice of Termination shall identify the specific termination provision of this Agreement relied upon, shall specify the intended effective date of such termination (which date shall comply with the notice period requirements of the provision so identified) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so identified.

15.      MISCELLANEOUS

15.1     Golden Parachute Tax

         15.1.1 Anything in this agreement to the contrary notwithstanding, in the event that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise or any income realized upon the exercise of any options granted by the Company to the Executive (such payment or income, excluding any payment pursuant to this Clause 15.1, a "Payment") is either reasonably determined by the Company to be subject, or is subjected by the IRS (after exhaustion by the Company of its remedies described in Clause 15.1.3), to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Company, within 15 days following the determination described in Clause 15.1.2 below, an additional payment (an "Excise Tax Adjustment Payment") in an amount such that, after payment by the Executive of all applicable U.S. federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes) and the Hospital Insurance portion of FICA tax, including any Excise Tax imposed upon the Excise Tax Adjustment Payment, the Executive retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the payments.

         15.1.2 In the event that as the result of a position taken by the Company to the IRS, the Executive is required to make a payment of any Excise Tax, the determination of the amount of the Excise Tax Adjustment Payment shall be made by a nationally recognized accounting firm acceptable to the Executive and the Company (the "Accounting Firm"), which shall provide detailed supporting calculations to the Company and the Executive. Subject to the provisions of Clause 15.1.3 below, the amount of the Excise Tax Adjustment Payment shall be promptly paid by the Company to or for the benefit of the Executive. The determination of The Excise Tax Adjustment Payment by the Accounting Firm shall be binding upon the Company and the Executive.

         15.1.3 The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Excise Tax Adjustment Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (a) give the Company any information reasonably required by the Company relating to such claim,

                  (b) take such action in connection with contesting such claim as the company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (c) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (d) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of the Clause 15.1.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and any, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect hereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Excise Tax Adjustment Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

         15.1.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Clause 15.1.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Clause 15.1.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable hereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15.1.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Adjustment Payment required to be paid.

15.2 The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any court order, contract or of any other obligation legally binding upon him.

15.3 Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

15.4 Except as expressly provided in this Clause 15, the Executive shall be responsible for the payment of all individual taxes on all amounts paid or benefits provided to him under this Agreement. All compensation (including without limitation, salary and any severance payments) paid to the Executive shall be subject to such deductions as from time to time may be required by law or regulation subject to agreement with, or consent of the Executive which will not be unreasonably withheld.

15.5 Any waiver by either party of any breach of any provision of this Agreement must be set forth in a writing signed by such party, in order for it to be effective, and no such waiver shall operate as a waiver of any subsequent breach of that provision or any breach of any other provision of this Agreement.

15.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.7 The Company will indemnify the Executive (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the jurisdiction of the incorporation of the Company as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company or any Associated Company may elect to maintain generally for the benefit of its directors and officers, and to the extent the Company or an Associated Company maintains such an insurance policy or policies the Executive shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any Associated Company, or by reason of his serving or having served any other enterprise as a director, officer or employee at the request of the Company or any Associated Company.

15.8 In the event of a dispute between the Executive and the Company with respect to any of the Executive's rights under this Agreement, the Company shall reimburse the Executive for any and all legal fees and disbursements incurred by him in connection with enforcing such rights, at the time such fees and disbursements are incurred (but in no event more frequently than monthly); provided, however, that if the Executive's claim is found by a court of competent jurisdiction to have been frivolous, the Executive shall reimburse the Company for all amounts paid by the Company pursuant to this Clause 15.8.

15.9 The Company or PMSI shall maintain in force directors' and officers' liability insurance for a minimum of $10 million and shall afford Executive the maximum protection available under the terms of that policy for the performance of his duties as an officer and director of the Company.

16.      DEFINITIONS AND INTERPRETATION

16.1 In this Agreement unless the context otherwise requires or as otherwise defined herein the following expressions have the following meanings:

         16.1.1   "Associated Company"

                  Any corporation, limited liability company or other legal entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company, where "control" means the power to direct or cause the direction of the management and policies of such entity, Whether through ownership of voting securities, by contract or otherwise.

         16.1.2   "Benefit Plans"

                  The 401(k) plan and other pension, retirement, life insurance, medical, dental, health, accident, disability, welfare, savings, deferred compensation or similar plans of the Company and its Associated Companies.

         16.1.3   "the Board of Directors"

                  The Board of Directors for the time being of the Company including any duly appointed committee thereof.

         16.1.4   "the Business of the Group"

                  The business of the Company and the Associated Companies as described in the Schedule hereto and such other business or businesses as the Company or any Associated Company may enter into from time to time of which the Executive is aware.

         16.1.5   "Cause"

                  Any of the following:

         (a) the Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of sickness, injury or other physical or mental incapacity or as a result of termination by the Executive for Good Reason); provided, however, that such failure shall constitute "Cause" only if (x) the Company delivers a written demand for substantial performance to the Executive that specifies the manner in which the Company believes the Executive has failed substantially to perform his duties hereunder and (y) the Executive shall not have corrected such failure within 10 business days after his receipt of such demand;

         (b) willful misconduct by the Executive in the performance of his duties hereunder that is demonstrably and materially injurious to the Company or any Associated Company for which he is required to perform duties hereunder;

         (c) the Executive's conviction of (or plea of 'nolo contendere' to) a felony under the laws of the United States or any state thereof or a criminal offense under the laws of the United Kingdom or any other non-U.S. jurisdiction that would constitute a felony under the laws of the United States or of the State of Delaware (other than offence under the road-traffic legislation in the United States or elsewhere for which a non-custodial penalty is imposed); or

         (d) the Executive's illegal or persistent immoderate use or abuse of alcoholic beverages or drugs in a manner that in the reasonable opinion of the Company demonstrably and materially impairs the Executive's ability to perform his duties under this Agreement or demonstrably and materially adversely affects the Executive's or the Company's reputation with customers or in the community as a whole; provided, however, that this clause (d) shall not apply to use of prescription drugs in the manner prescribed by a physician or other duly licensed medical or health practitioner authorized to issue prescriptions for such prescription drugs.

                  No action, or failure to act, shall be considered "willful" if it is done by the Executive in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

         16.1.6   "Change in Control"

                  The occurrence of any of the following:

         (a) any event pursuant to which any "Person" becomes an "Acquiring Person" (as such terms are defined in that certain Agreement dated as of January 28, 1998 between the Company and Harris Trust Company of New York as Rights Agent);

         (b) a merger, consolidation, exchange, combination or other transaction involving the Company and another entity (or the securities of the Company and such other entity) as a result of which the holders of all of the shares of Common Stock of the Company outstanding prior to such transaction do not hold, directly or indirectly, shares of the outstanding voting securities of, or other voting ownership interests in, the surviving, resulting or successor entity in such transaction in substantially the same percentages of ownership as those in which they held the outstanding shares of Common Stock of the Company immediately prior to such transaction;

         (c) the sale, transfer, assignment or other disposition by the Company and/or one of more Associated Companies, in one transaction or a series of transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale of capital stock of any subsidiary or subsidiaries of the Company) of assets which account for an aggregate of 50% of the assets of the Company or more than 50% of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its subsidiaries of the business conducted by the Company and/or its subsidiaries prior to such transaction;

         (d)      the Company is dissolved; or

         (e) a majority of the directors of the Company are persons who were not members of the Board of Directors as of the date (the "Reference Date") which is the more recent of the date hereof and the date which is two years prior to the date on which such determination is made, unless the first election or appointment (or the first nomination for election by the Company's shareholders) of each director who was not a member of the Board of Directors on the Reference Date was approved by a vote of at least two-thirds of the Board of Directors in office prior to the time of such first election, appointment or nomination.

         16.1.7   "the Chief Executive Officer"

                  The Chief Executive Officer of the Company and a member of the Board of Directors of the Company.

         16.1.8   "Good Reason"

                  The occurrence of any of the following (other than by reason of a termination of the Executive for Cause or Disability):

         (a) the position or responsibilities of the Executive are significantly reduced, (including, without limitation, by reason of the elimination of the position of the Chief Executive Officer or the failure to elect the Executive to the position of the Chief Executive Officer or by reason of a change in the reporting responsibilities to and of such position, or, following a Change in Control, or any reason of a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company's operations), or the Executive is assigned without his written consent to any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to such assignment;

         (b) the salary provided in Clause 3.1 hereof (as the same may be increased from time to time in accordance with Clause 3.3) is reduced (except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction applicable to all senior level executives of the Group);

         (c) the annual incentive compensation provided for in Clause 3.2 hereof is reduced or eliminated or, if after a change in Control, the Executive's participation level is reduced or the manner of assessing actual performance is changed in a manner that results or would result in the Executive earning less such compensation for a given period than he would have for the same period absent such change;

         (d) the Executive's aggregate level of benefits under the Benefit Plans is reduced, except if such reduction occurs prior to a Change in Control is part of an across-the-board reduction in such benefits applicable to all senior level executives of the Group;

         (e) after a Change in Control, the Company fails to continue to provide the Executive with benefits and perquisites which are substantially similar in the aggregate to those to which the Executive is entitled under the Company's Benefit Plans in which the Executive was participating immediately prior to the Change in Control, or fails to provide the Executive with directors' and officers' insurance, at least at the level maintained immediately prior to the Change in Control;

         (f) the Executive is required to change his regular work location to a location that is more than 15 miles from the current address of Executive set out at the beginning of this Agreement;

         (g) the Company fails to pay the Executive any amount otherwise vested and due hereinunder or under any plan or policy of the Company, or fails to comply with any other provision of or perform any of its other obligations under this Agreement; or

         (h) the Company fails to obtain from any successor and to deliver to the Executive such successor's written agreement to assume and agree to perform the Company's obligations under this Agreement.

                  If the Executive delivers to the Company a Notice of Termination in connection with an event described in Clauses (a) through (h) above, the Company shall have 10 business days from the date of receipt of such notice to effect a cure of the event described therein, and upon cure thereof by the Company to the Executive's reasonable satisfaction, such event shall no longer constitute "Good Reason" for purposes of this Agreement.

         16.1.9   "Group"

                  The Company and the Associated Companies.

         16.1.10    "Intellectual Property"

                  Letters patent, trademarks, trade names, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, trade secrets and other non-public proprietary information, know-how and rights of like nature arising or subsisting anywhere in the world in in relation to the Business of the Company whether registered or unregistered.

         16.1.11    "IRS"

                  The United States Internal Revenue Service, or any successor agency of the United States Government.

         16.1.12    "Stock Option Plan"

                  The Pharmaceutical Marketing Services Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as the same may be amended from time to time, or any employee stock option plan that replaces, supersedes or supplements such plan.

         16.1.13    "Territory"

                  The counties of North America, Asia and the Far East and Continental Europe, excluding the United Kingdom.

16.2 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

16.3 Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it or to any legislation that supersedes it.

16.4 This Agreement together with the Company plans, agreements and other arrangements referred to herein contains the entire understanding between the parties and supersedes any other prior agreements, arrangements and understandings (written or oral) between the Company and the Executive relating to the employment of the Executive with the Company (other than Executive's activities on behalf of the Group in the United Kingdom) which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent; provided, however, that this Agreement shall not terminate any agreement in effect on the date hereof between the Company and the




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         Executive granting or otherwise relating to any stock option, and any such agreement shall be deemed to be modified and amended hereby to the extent that the terms of such agreement are inconsistent with the terms hereof. The Executive acknowledges that he has not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement.

16.5 The parties acknowledge that PMSI Limited, an Associated Company, and Executive have entered into an executive services agreement relating to Executive's services in the United Kingdom. The parties hereto have agreed that, in the case of conflict, the performance of Executive's duties under this Employment Agreement shall take precedence over the performance of Executive's duties under that agreement. The parties hereto expressly agree (i) that Executive shall not be required to work more than 140 days under this Agreement and (ii) that the term of employment set forth in Clause 1 of this Agreement shall not be terminated or affected in any way, and Executive's remuneration under this Agreement shall not be changed by the termination for an reason whatsoever of Executive's employment with PMSI Limited, the intent being that each employment shall be separate from and independent of the other.

16.6 The various Clauses of this Agreement are severable and if any Clause or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this agreement, to the extent required for the purposes of the validity and enforcement hereof.


16.7 Unless the context otherwise requires, any reference in this Agreement to the employment of the Executive or the Executive's last day of active employment refers to the Executive's employment with the Company.

16.8 Unless the context otherwise requires, any reference herein to Benefit Plans or other plans, agreements, arrangements, policies or programs of the "Company," or to a benefit, payment or contribution provided or to be provided to the Executive by the "Company" shall be understood to include any Benefit Plan, plan, agreement, arrangement, policy or program of any Associated Company, or any benefit, payment or contribution provided or to be provided to the Executive by any Associated Company, respectively.

16.9 This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, and the parties to this Agreement hereby submit to the nonexclusive jurisdiction of the Federal and State Courts sitting in Wilmington, Delaware.



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          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


ATTEST:                                              PHARMACEUTICAL MARKETING
                                                     SERVICES INC.

By: /s/ Cynthia R. Thomas                             By: /s/ Warren J. Hauser



WITNESS:                                             DENNIS  M.J.TURNER
/s/ A.M. Lee Abbott                                  /s/ Dennis M.J. Turner










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                                    SCHEDULE

                              BUSINESS OF THE GROUP

The Business of the Group consists of the provision to the pharmaceutical industry of:

         (a) information services from and surveys of physicians and managed care professionals;

         (b) marketing research audits and surveys evaluating promotional expenditure, physicians attitudes, behaviours and prescribing;

         (c) profiles of managed care organizations, formularies, regulations and legislation; and

         (d)      related strategic studies and consulting services.









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